ZALICUS

Zalicus Secures New $25 Million Funding Commitment from Lincoln Park Capital

CAMBRIDGE, Mass. – May 8, 2013 – Zalicus Inc. (Nasdaq Capital Market: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today announced that it has entered into a stock purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) an institutional investor. Under the terms of the agreement, Zalicus has the right to sell up to $25,000,000 in shares of its common stock to Lincoln Park subject to certain limitations and conditions set forth in the purchase agreement.

Upon executing the agreement, Lincoln Park made an initial purchase of $2.0 million in shares of Zalicus common stock at a purchase price of $0.605 per share. Zalicus has the right, at its sole discretion, over a period of two years to sell up to an additional $23.0 million in shares of its common stock to Lincoln Park under the terms set forth in the agreement. Zalicus will control the timing and amount of any common stock sales to Lincoln Park. The agreement may be terminated by Zalicus at any time, at its sole discretion, without any cost or penalty. Proceeds from any sales of stock will be used for general corporate purposes, including ongoing research and development, and may also be used to repay outstanding indebtedness or to acquire or invest in complementary businesses, products and technologies. A more detailed description of the purchase agreement is set forth in Zalicus’s current report on Form 8-K recently filed with the SEC.

“We remain committed to the advancement of our promising ion channel research and development programs, including our clinical candidates Z160, Z944 and our Nav 1.7 discovery program. This arrangement with Lincoln Park is an attractive financing alternative for Zalicus at this time because it provides us with flexible access to capital on an as-needed basis as we work to obtain the results from the clinical trials of our lead product candidates Z160 and Z944 later this year,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus.

About Zalicus

Zalicus Inc. (Nasdaq Global Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit

www.zalicus.com.

About Lincoln Park Capital Fund, LLC ("LPC")

LPC is an institutional investor headquartered in Chicago, Illinois. LPC's experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC's

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, their potential, and its plans for clinical development, its financial condition and financial plans, and other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan,” “project” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the risks related to the formulation and clinical development of its product candidates Z160 and Z944, the unproven nature of the Zalicus ion channel drug discovery technology, Zalicus’s ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com